Exhibit 99.1

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP States that its Policy is Not to Comment on Unusual Market Activity

COLUMBUS, Ohio, July 31, 2013 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. In view of the unusual market activity in the Partnership’s common units on Tuesday, July 30, 2013, the New York Stock Exchange contacted the Partnership in accordance with its usual practice. The Partnership stated that its policy is not to comment on unusual market activity.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.